UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
January 16, 2007
Date of Report (Date of earliest event reported)
PRG-Schultz International, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities
On the dates reflected in the table below holders of the Company’s 9.0% Senior Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) converted a total of 3,524 shares of the Series A Preferred Stock into an aggregate of 155,496 shares of the Company’s common stock.

		Number of Shares of
	Number of Shares of	Common Stock Issued
Date of Conversion	Series A Preferred Stock	Upon Conversion
January 16, 2007	282	12,443
January 16, 2007	369	16,282
January 16, 2007	89	3,927
January 16, 2007	306	13,502
January 16, 2007	177	7,810
January 16, 2007	1,027	45,317
January 16, 2007	782	34,506
January 16, 2007	272	12,002
January 17, 2007	167	7,369
January 19, 2007	53	2,338
Total	3,524	155,496

The Series A Preferred Stock was converted at the current conversion ratio under the terms of the Series A Preferred Stock, which is approximately 44.126034 shares of common stock per one share ($125.34 liquidation preference) of Series A Preferred Stock. No fractional shares were issued in connection with the conversions.
The issuance of shares of common stock pursuant to the above conversions consists of an exchange of securities solely with holders of the Company’s Series A Preferred Stock, and is accordingly exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. No commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-Schultz International, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: January 22, 2007